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MACK-CALI REALTY CORPORATION
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Mack-Cali’s Recently Elected Independent Directors Send Letter to Shareholders

Highlights the Board’s Open-Minded, Thoughtful and Unwavering Commitment to Advancing Shareholders’ Interests

Directors Who Embrace Change Are Building a New Day at Mack-Cali

Jersey City, NJ - May 28, 2020 - Mack-Cali Realty Corporation (NYSE: CLI) (“Mack-Cali” or the “Company”) today announced that its recently elected, independent incumbent directors, Lisa Myers, Laura Pomerantz and Rebecca Robertson, have mailed a letter to shareholders. In the letter, the directors highlight the Mack-Cali Board’s open-minded, thoughtful and unwavering commitment to advancing shareholders’ interests and express their collective belief that Mack-Cali has the right Board and management team to lead a new day at Mack-Cali and oversee the successful execution of Mack-Cali’s transformation strategy. The letter also outlines the significant actions taken by the Board in the last year in response to shareholder feedback to position the Company to maximize shareholder value, including the Board’s continued self-refreshment efforts and the adoption of best in class corporate governance practices.

The full text of the letter follows:

May 28, 2020

Dear Fellow Shareholders,

As recently elected independent directors, we are writing to provide our perspective on Mack-Cali’s strategy, the proxy contest, and the actions we are taking to maximize value. Having each joined the Board in the last four years, we are not focused on prior events, legacy Board dynamics, or recriminations. We feel compelled to write this open letter to attest to the Mack-Cali Board’s open-minded, thoughtful and unwavering commitment to advancing shareholders’ interests. The Board comprises highly-qualified independent directors with the skills and experience to oversee the successful execution of Mack-Cali’s transformation strategy and a strategic alternatives process to identify the path to maximize value. We are committed to continuing to evolve the Board’s composition and the Company’s governance practices to position Mack-Cali to achieve these objectives. This includes the nomination of five new, independent, diverse and highly-qualified candidates for election at the Company’s Annual Meeting of Stockholders, scheduled for June 10, 2020 (the “Annual Meeting”).

The Mack-Cali Board is not afraid of change – in fact, we embrace it. It is a new day at Mack-Cali, and the Company’s nominees on the WHITE proxy card are best suited to protect shareholders’ interests and execute the Company’s strategy to maximize value.

When we joined the Mack-Cali Board, we did so because we believed in the Company’s potential and the leadership team’s vision for the future. After joining the Board, our insight into the continued successful execution of the transformation strategy by CEO Michael DeMarco and the management team has only strengthened our shared conviction. Here are the facts:

-	In 2015, Mack-Cali was a disjointed group of flex and suburban office assets in low growth markets.

-	Recognizing powerful secular urbanization trends, and the benefits of proximity and affordability presented by the New Jersey waterfront, Mack-Cali, under the leadership of Mr. DeMarco, undertook to pivot the portfolio from depreciating suburban office assets to appreciating waterfront office assets and residential development property to create a forward-looking “live, work, play” community.

-	Since 2015, the management team has overhauled the portfolio through the disposition of more than $2.5 billion of non-core assets.

-	To maximize value and minimize tax losses, it was important to sequence steps carefully: prudently divesting assets and redeploying the capital to acquire the right assets in the right markets, secure development rights and complete a development process. Transformation at this scale, particularly when dealing with real estate assets, takes time to be done properly.

-	By executing this disciplined strategy, Mack-Cali has transformed itself into an owner of higher-quality office buildings and higher-value multi-family properties focused around the New Jersey Waterfront.

-	With this massive effort near completion, the Company has a simplified portfolio that offers growth opportunities, a more sustainable and higher quality cash flow and lower recurring capital requirements.

Please let the Board – with the addition of the five new independent nominees – complete the task of unlocking Mack-Cali’s value for the benefit of all shareholders.

Vote your shares based on our record:

We embraced the mandate for change

We listened to shareholders and worked collaboratively to address their concerns and position the Company to maximize shareholder value. We welcomed the four directors nominated by Bow Street Special Opportunities Fund XV, LP and certain of its affiliates (“Bow Street”) and elected at the Company’s 2019 annual meeting (the “Bow Street Directors”) and made every effort to integrate them, including offering them key Board committee roles and ensuring that they were involved in all strategic decisions made by the Board. With four seats on the Board, four out of five seats on the Audit Committee, and two out of four seats on the Shareholder Value Committee, the Bow Street Directors were well positioned to advocate on all topics.

We worked together to maximize value for shareholders

We formed the Shareholder Value Committee to review all strategic alternatives to maximize shareholder value and develop recommendations for the Board. Based on the committee’s recommendation, the Board unanimously voted to sell the remaining 36 suburban office properties and use the proceeds to deleverage the balance sheet and invest in higher return residential assets on the New Jersey Waterfront. We expect our strategy to drive significant earnings growth and value creation as management simplifies the portfolio, reduces leverage, and executes its development and lease up strategies. We are confident the strategy to simplify the portfolio, unanimously agreed upon by the Board, will best position the Company to undertake a strategic alternatives process that delivers the highest and best value for shareholders.

We adopted best in class corporate governance policies

We have collectively taken steps to ensure that the Company’s corporate governance policies align with best practices and shareholders’ best interests. Following feedback from shareholders, we have amended the Company’s charter to opt out of certain Maryland Unsolicited Takeover Act (“MUTA”) provisions, permanently eliminating the Board’s ability to re-classify itself without shareholders’ approval. We secured agreement from the Mack family to rescind its contractual right to nominate three directors to the Board. Additionally, we committed to appoint an independent Board Chairperson after the Board’s current Chairman, William L. Mack, retires at the upcoming Annual Meeting.

We have worked together as a Board to do what is right for all shareholders

When preparing for the Annual Meeting, we asked all Board members (with the exception of retiring Chairman William Mack) if they wanted to be re-nominated this year, and all ten accepted. We believed that the acceptance of the four Bow Street Directors, together with their record of unanimous voting on all Board decisions over the course of the year, reflected their alignment with Board strategy and direction. That is why we were so surprised and disappointed when Bow Street notified us that the four Bow Street Directors, our colleagues, had joined its campaign to take control of the Board. While we wish they had taken a different approach and voiced any disagreements prior to joining Bow Street’s slate, we cannot change their decision. Consequently, we have named five new highly qualified, independent director candidates for the Company’s slate of nominees for election to the Board at the Annual Meeting.

We selected five new highly-qualified, independent nominees for the Company’s slate

Following the spirit of last year’s vote, we conducted a rigorous and comprehensive search to identify five new highly qualified, highly regarded nominees to serve on the Board to help drive the successful execution of the Company’s strategy to maximize value for all shareholders. All of our new nominees have highly relevant skill sets, deep experience in the public REIT space, and are seasoned public company directors from across various industries. All of them are totally independent of the Company’s management, any of the current Board members and the Mack family. We are proud of the diversity reflected by our nominees - six of the Board’s eleven nominees are diverse by gender or ethnicity. Our nominees’ capabilities and experience ensure that we have strong succession planning in place for our Audit and Governance Committee Chairs, who will retire next year.

Mack-Cali’s highly qualified, independent nominees are committed to protecting and advancing your best interests. Don’t let the value of your investment be jeopardized by Bow Street’s self-interested campaign to take control of Mack-Cali.

We know we still have work to do, and are committed to proving to shareholders that we are the right choice for stewards of your capital. Please help ensure that Mack-Cali continues to pursue the best path for all shareholders by voting “FOR” all eleven of Mack-Cali’s highly-qualified and experienced director candidates on the WHITE card today.

Thank you for your support. We look forward to meeting with many investors in the weeks ahead and continuing to serve all Mack-Cali shareholders.

Sincerely,

Lisa Myers, Laura Pomerantz and Rebecca Robertson

Ahead of the Company’s Annual Meeting of Stockholders, scheduled for June 10, 2020 (the “Annual Meeting”), Mack-Cali strongly recommends that shareholders vote to support the Mack-Cali Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of Mack-Cali’s ELEVEN highly qualified and experienced director nominees. In addition to the Company’s CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

Additional information about Mack-Cali's highly qualified nominees and other materials related to the annual meeting, including a copy of the letter being mailed to Mack-Cali shareholders today, can be found at www.VoteWhiteForMack-Cali.com.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by Bow Street, as doing so will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces. A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live. For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this communication may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC's website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the definitive proxy statement filed by the Company for the Annual Meeting. The definitive proxy statement and any other documents filed by the Company with the SEC may be obtained by investors and stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at https://www.mack-cali.com.

Contacts: Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Viveca Tress / Lucas Pers Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449